EXHIBIT 10.1

                               EMPLOYMENT CONTRACT


         This agreement is entered into this 7th day of March, 1997, by and between Shuffle Master, Inc., a corporation licensed to do business in the State of Nevada with offices at 1106 Palms Airport Drive, Las Vegas, Nevada 89119, hereinafter Shuffle Master and Mark Yoseloff, an individual presently relocating to the State of Nevada, hereinafter Yoseloff.

         Whereas Shuffle Master wishes to employ Yoseloff for a period of five years pursuant to certain terms and conditions and whereas Yoseloff wishes to work exclusively for Shuffle Master for a period of five years pursuant to certain terms and conditions, now therefore the parties hereto agree as follows:

         1. Shuffle Master hereby employs Yoseloff for a period of five years beginning the first day of August, 1997, and continuing through the 31st day of July, 2002, unless earlier terminated in accordance with the terms and conditions of this Agreement. Yoseloff as part of his employment will perform any and all reasonable lawful duties for Shuffle Master as required by Shuffle Master management which duties are expected to include the creation, development, and implementation of new products, including the overseeing of product engineering and new game development.

         2. Yoseloff will perform his duties at Shuffle Master's offices in Las Vegas and such other locations as directed by Shuffle Master. While Yoseloff will be expected to travel from time to time in the performance of his duties for Shuffle Master, he will not be required to relocate his residence outside of the Las Vegas, Nevada metropolitan area. If Yoseloff does relocate his residence outside of the Las Vegas, Nevada metropolitan area it will constitute a breach of this Agreement.

         3. Shuffle Master will compensate Yoseloff as follows:

                  A. An annual salary of $100,000 payable bi-weekly

                  B. Normal employee benefits enjoyed by the majority of other Shuffle Master executive employees, excluding any participation under the Employee Stock Option Plan benefit and the Employee Bonus Plan payment. In the event Yoseloff cannot be covered beginning August 1, 1997, under Shuffle Master's health insurance plan, Shuffle Master will reimburse Yoseloff for his COBRA health insurance payments for the period beginning August 1, 1997, until such time as Yoseloff is covered under the Shuffle Master health insurance plan.

                  C. Yoseloff may receive discretionary bonuses as determined from time to time by the Executive Compensation Committee, not to exceed $200,000 in any calendar year. Yoseloff's bonuses and stock options will be granted to him in a manner consistent with bonuses and stock options granted to other Shuffle Master executives.

                  D. Reimbursement of valid, reasonable expenses.

                  E. Reimbursement of actual moving expenses to Las Vegas not to exceed $10,000.

         4. This Agreement is assignable by Shuffle Master to its successors and assigns. However, it is personal to and not assignable by Yoseloff.

         5. A. Shuffle Master may terminate this Agreement before its expiration in the event of Yoseloff's death or his disability. Yoseloff will be deemed to be disabled for purposes of this paragraph in the event he cannot perform his normal duties for a period of four consecutive months or in the event he is only able to perform his normal duties for a period of six months in any 12 month period.

                  B. Shuffle Master may terminate this Agreement for cause. Cause shall include Yoseloff's material breach of a significant provision of this Agreement, his intentional failure to perform his duties as directed by Shuffle Master, his conviction of a felony, his conviction of a lesser offense if it jeopardizes any of Shuffle Master's gaming licenses, any act or omission, regardless of when such act or omission occurred, by Yoseloff which jeopardizes any of Shuffle Master's gaming licenses, fraud or the intentional violation of any rule or regulation pertaining to Shuffle Master's business. In the event Yoseloff is terminated for cause by Shuffle Master, Shuffle Master shall retain any and all other remedies it has as a result of such actions whether legal or equitable.


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         6. Yoseloff will enter into the Employee Non-Disclosure and Inventions
Agreement set forth as Exhibit A.

         7. Shuffle Master and Yoseloff acknowledge that Yoseloff is coming to Shuffle Master at a critical time in Shuffle Master's expansion of new games. As a result, if Yoseloff were to leave Shuffle Master within the first year of his employment contract it would create significant delays in the development of Shuffle Master's new games and, accordingly, it is critical that Yoseloff not be allowed to compete with Shuffle Master under any circumstances in any way for a minimum period of two years from the date of this Agreement and after March 15, 1998, for a period of one year from the date of termination/expiration of his employment.

         Therefore, for a minimum period of two years from March 15, 1997, and for a period of one year following the termination/expiration of his Employment Agreement, if such termination/ expiration is after March 15, 1998, Yoseloff shall not directly or indirectly individually or as an officer, director, or agent of any corporation or firm compete with the business of Shuffle Master as presently conducted and as conducted in the future. Further, Yoseloff shall not either directly or indirectly, individually or as an officer, director or agent of any corporation or firm engage or be interested in the creation, invention, distribution, marketing or sale of any game that could be used in the gaming industry regardless of whether such game is used in the gaming industry for a period of two years from March 15, 1997, and one year following the termination/expiration of his employment with Shuffle Master, if such termination/expiration is after March 15, 1998.

         Yoseloff acknowledges that in the event he breaches this Covenant Not to Compete that Shuffle Master will suffer irreparable harm and that it must have the right and hereby does have the right to seek equitable relief to enjoin such breach or further breach. In the event Shuffle Master has to take any action, including but not limited to court action, to enforce its rights under this Covenant Not to Compete, Yoseloff agrees that he will be responsible and pay for all of Shuffle Master's attorneys' fees and costs associated with the enforcement of its rights under this Agreement.

         8. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Nevada, and both parties hereby waive any conflict of laws or rules which may otherwise apply.

         9. Severability. If any provision or remedy in this Agreement is invalid under any law, such provision shall be inapplicable, and deemed omitted; however, all remaining provisions shall be given effect in accordance with the manifest intent of this Agreement, and are therefore severable from such invalid provisions.


SHUFFLE MASTER, INC.                       MARK YOSELOFF



By: _________________________________      _________________________________
                                           As Individual
Its: ________________________________

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                        EXHIBIT A TO EMPLOYMENT CONTRACT

                EMPLOYEE NON-DISCLOSURE AND INVENTIONS AGREEMENT

         For valuable consideration including my employment Shuffle Master, Inc., meaning the parent company and all subsidiaries and affiliates (hereinafter called "Shuffle Master"), Shuffle Master and I agree as follow:

         1. I agree fully and promptly to disclosure to the Chief Executive Officer all inventions, discoveries, software, and writings that I may make, conceive, discover, develop or reduce to practice, either solely or jointly with others, during my employment, whether or not during usual working hours. I agree that all such inventions, discoveries, software, and writings shall be and remain the sole and exclusive property of Shuffle Master, and I agree to assign, and hereby assign all my right, title and interest in and to any such inventions, discoveries, software, and writings to Shuffle Master. I agree to keep complete records of such inventions, discoveries, software, and writings, which records shall be and remain the sole property of Shuffle Master, and to execute and deliver, either during or after my employment by Shuffle Master, any documents as Shuffle Master shall deem necessary or desirable to obtain such Letters Patent, Utility Models, Inventor's Certificates, Copyrights, Trademarks, or other appropriate legal rights of the United States and foreign countries as Shuffle Master may, at its sole discretion, elect and to vest title thereto in Shuffle Master, its successors, assignees or nominees.

         2. The word "inventions" as used herein shall include inventions, discoveries, improvements, ideas, conceptions, developments and designs, whether or not patentable, tested, reduced to practice, subject to copyright or other rights or forms of protection, or relating to data processing communications, computer software systems, programs and procedures.

         3. I understand that all copyrightable work that I may create while employed by Shuffle Master is a "work made for hire" and that Shuffle Master is the owner of the copyright therein. I hereby assign all right, title, and interest to the copyright therein to Shuffle Master.

         4. I have no inventions, improvements, discoveries, software, or writings useful to Shuffle Master or its subsidiaries or affiliates in the normal course of business, which were conceived, made or written prior to the commencement of my employment with Shuffle Master which I haven't already transferred or licensed to Shuffle Master pursuant to certain asset sales agreements between Shuffle Master and Well Suited LLC and me, and Shuffle Master and Visual Communications Consultants, Inc. dba Advanced Gaming Concepts and me.

         5. I will not publish or otherwise disclose, either during or after my employment, any unpublished or proprietary or confidential information or secret relating to Shuffle Master or its business or its operations or to Shuffle Master products or services; nor will I publish or otherwise disclose proprietary or confidential information of others to which I have had access or obtained knowledge in the course of my employment. If I leave the employ of Shuffle Master I will not, without its prior written consent, retain or take with me any drawing, writing, or other record in any form or nature which relates to any of the foregoing.

         6. At the termination of my employment and, further, at the termination of my covenant not to compete, I agree to fully and promptly disclose to Shuffle Master all inventions which I may make, conceive, discover, develop or reduce to practice, either solely or jointly with others, during my employment with Shuffle Master and for a period of one year following my employment with Shuffle Master. At the request of Shuffle Master, I agree to assign to Shuffle Master my entire right, title and interest in and to such inventions and agree to execute and deliver all documents as Shuffle Master shall deem necessary and desirable to obtain Letters Patent, Utility Models, Inventor's Certificates, Copyrights or other appropriate legal rights of the United States and foreign countries as Shuffle Master may, in its sole discretion, elect and to vest title thereto in Shuffle Master, its successors, assignees or nominees.

         7. I understand that my employment creates a relationship of trust and confidence between myself and Shuffle Master. In the performance of my job duties, I understand that I may encounter information that is confidential to Shuffle Master, or its customers. I agree to maintain in confidence all information pertaining to

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Shuffle Master's business to which I have access including, but not limited to, information relating to Shuffle Master's products, inventions, trade secrets, how-how, systems, formulas, processes, compositions, customer information and lists, research projects, data processing and computer software techniques, programs and systems, costs, sales volume or strategy, pricing, profitability, plans, marketing strategy, expansion or acquisition or divestiture plans or strategy, and information of similar nature received from others with whom Shuffle Master does business, and I agree not to use, communicate or disclose or authorize any other person to use, communicate or disclosure such information orally, in writing, or by publication, either during my employment or thereafter, except as expressly authorized in writing by Shuffle Master, unless and until such information becomes generally known in the relevant trade to which it relates without fault on my part, or as required by law.

         8. I hereby acknowledge that I understand and acknowledge the necessity of keeping sensitive information confidential. I understand violation of this agreement may result in immediate dismissal.

         9. During the term of my employment, I shall engage in no activity or employment which may conflict with the interest of Shuffle Master and I shall comply with all Policies and Procedures of Shuffle Master including, without limiting the generality of the foregoing, all Policies and Procedures pertaining to Ethics.

         10. I have the right to enter into this Agreement, and I confirm the accuracy of my representations and further confirm that I have no contractual or other impediments to the performance of its obligations.

         11. This Agreement shall be binding upon me and my heirs, executors, administrators, and assigns and supersedes, upon coming into force under applicable law, all prior agreements between me and Shuffle Master relating to the subject matter of this Agreement, but shall not relieve me of any obligations incurred under such prior agreements while in force. Shuffle Master shall have the right to assign this agreement to any successor to the business in which I am employed.

         12. This Agreement shall be construed in accord with the laws of the State of Nevada, and both parties hereby waive any conflict of laws or rules which amy otherwise apply.




Employee's Name (Please print): ________________________________________________

Employee's Signature: ______________________________ Date: _____________________

Signature Witnessed by: ____________________________ Date: _____________________